Exhibit 99.7
LA JOLLA PHARMACEUTICAL COMPANY
RESTRICTED STOCK AGREEMENT
This Restricted Stock Agreement (the “Agreement”) is made as of September 24, 2013, by and between La Jolla Pharmaceutical Company, a California corporation (the “Company”), and Saiid Zarrabian (“Recipient”).
RECITALS
WHEREAS, on September 24, 2013, the Board of Directors approved the terms of the award conveyed by this Agreement; and
WHEREAS, Recipient and the Company are now entering into this Agreement, pursuant to which the Shares will be issued outside of the Company’s 2013 Equity Incentive Plan (the “Plan”), but subject in all respects as if issued under the Plan, which will establish the terms and conditions of Recipient’s equity participation in the Company under this Agreement.
In consideration of the foregoing, the parties hereby agree as follows:
1.    Sale of Stock. Subject to the terms and conditions of this Agreement, on the Grant Date (as defined below) the Company will issue to Recipient 3,981,146 shares of the Company’s Common Stock (the “Grant Shares”). In accordance with Section 8(a) of this Agreement, the Grant Shares shall be issued subject to the terms and conditions of the Plan. For purposes of this Agreement, the term “Shares” refers to the Grant Shares and all securities received in replacement of the Grant Shares or as stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Recipient is entitled by reason of Recipient’s ownership of the Shares (including the Grant Shares).
2.    Grant. The issuance of the Shares under this Agreement shall occur at the principal office of the Company simultaneously with the execution of this Agreement by the parties or on such other date as the Company and Recipient shall agree (the “Grant Date”). As promptly as practicable after the Grant Date, the Company will instruct the Company’s transfer agent to issue, pursuant to Section 4 of this Agreement, the Shares to be acquired by Recipient (which shall be issued in book entry form in Recipient’s name).
3.    Limitations on Transfer. Recipient shall not assign, encumber or dispose of any interest in the Shares except: (a) to the extent such portion of the Shares has vested pursuant to Section 6 below; and (b) in compliance with applicable securities laws. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.
4.    Transfer Restrictions.
(a) Stop-Transfer Notices. Recipient agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
(b) Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.
5.    No Employment Rights. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or subsidiary of the Company, to terminate Recipient’s employment or consulting relationship, for any reason, with or without cause.

6.    Vesting. The Shares will vest on March 1, 2014; provided, that in the event that Recipient is removed from Company’s Board of Directors without cause or a Change of Control (as defined herein) occurs the Shares shall fully vest and become exercisable.
For the purposes of this Agreement, a “Change of Control” shall be deemed to occur if the Company shall sell, convey, or otherwise dispose of all or substantially all of its property or business or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary corporation) or effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is transferred; provided that none of the following shall be considered a Change of Control: (i) a merger effected exclusively for the purpose of changing the domicile of the Company or (ii) an equity financing in which the Company is the surviving corporation. Notwithstanding the foregoing, in any case where the occurrence of a Change of Control could affect the payment under an award granted hereunder that is subject to the requirements of Section 409A of the Code, the term “Change of Control” shall mean an occurrence that both (i) satisfies the requirements set forth above in this definition, and (ii) is a “change in control event” as that term is defined in the regulations under Section 409A of the Code.
7.     Cancellation of Management Grant. Upon execution of this Agreement, the April 10, 2012 equity grant from the Company to the Recipient of (a) a Restricted Stock Unit representing the right to receive on vesting a total of 10,360,892 shares of Company Common Stock; and (b) an option to purchase up to 18,907,498 shares of Company Common Stock will be forfeited and have no further force and effect.
8.    Miscellaneous.
(a) Plan Terms. This Agreement is subject in all respects to the terms and conditions of the Plan, which are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. In the event of any conflict between this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall govern. Recipient acknowledges that, prior to execution of this Agreement, he has been provided with a copy of the Plan.
(b) Entire Agreement; Amendments and Waivers. This Agreement and the Plan set forth the entire agreement and understanding of the parties relating to the subject matter herein and merge all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
(c) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.
(d) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
[Signature Page Follows]

      The parties have executed this Agreement as of the date first set forth above.

COMPANY:

LA JOLLA PHARMACEUTICAL COMPANY

By:	/s/ George F. Tidamrsh

Name: George F. Tidamrsh, M.D., Ph.D.
Title: President and Chief Executive Offier

     RECIPIENT ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT SHALL CONFER UPON RECIPIENT ANY RIGHT WITH RESPECT TO CONTINUATION OF SUCH EMPLOYMENT OR CONSULTING RELATIONSHIP WITH THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH RECIPIENT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE RECIPIENT’S EMPLOYMENT OR CONSULTING RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.

RECIPIENT:

Saiid Zarrabian
/s/ Saiid Zarrabian

(Signature)

Address:

     I,                                                             , spouse of Saiid Zarrabian, have read and hereby approve the foregoing Agreement. In consideration of the Company’s granting my spouse the right to acquire the Shares as set forth in the Agreement, I hereby agree to be irrevocably bound by the Agreement and further agree that any community property or similar interest that I may have in the Shares shall be similarly bound by the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

Spouse of Saiid Zarrabian